PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST SENIOR FLOATING RATE INCOME FUND II

WHEATON, IL -- (BUSINESS WIRE) -- February 29, 2016 -- First Trust Advisors L.P. ("FTA") announced today that its Leveraged Finance Investment Team, portfolio manager for the First Trust Senior Floating Rate Income Fund II (NYSE: FCT) (the "Fund"), intends to host a conference call on MONDAY, MARCH 14, 2016, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 323-9095; International (416) 849-3996; and Passcode # 535433. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; International (719) 457-0820; and Passcode # 114588. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, April 14, 2016.

The Fund is a diversified, closed-end fund whose primary investment objective is to seek a high level of current income. As a secondary objective, the Fund attempts to preserve capital. The Fund pursues its objective by investing in a professionally managed portfolio of senior secured floating rate corporate loans ("Senior Loans"). The Fund invests in below investment grade Senior Loans. This involves the risk that borrowers may default on obligations, or that lenders may have difficulty liquidating the collateral securing the loans, or difficulty enforcing their rights under the terms of the Senior Loans. Senior loans are subject to credit risk and the potential for non-payment of scheduled principal or interest payments, which may result in a reduction of the Fund's net asset value ("NAV"). The Fund utilizes leverage. The use of leverage for investment purposes increases both investment opportunity and investment risk. In the event of a default on one or more loans or other interest-bearing instruments held by the Fund, the use of leverage can magnify the effect of any losses.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $93 billion as of January 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FCT, by Thursday, March 10, 2016, 4:15 P.M. Eastern Time.

Past performance is no assurance of future results. Investment return and principal value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund is subject to various risks, including: Credit Risk, Senior Loan Risk, Lower Grade Debt Instruments Risk, Interest Rate Risk, Discount From or Premium to Net Asset Value Risk, Leverage Risk, , Limited Secondary Market for Senior Loans, Unsecured Loans and Subordinated Loans, Illiquid Securities, Non-U.S. Securities, Management Risk, Strategic Transactions, Reinvestment Risk, Prepayment Risk, Inflation Risk, Regulatory Changes, Market Event risk, anti-Takeover Provisions.

The Senior Loans in which the Fund invests are generally rated below investment grade by one or more rating agencies and are considered to be "high-yield" securities. High-yield securities should be considered speculative as their low ratings indicate a quality of less than investment grade, and therefore carry an increased risk of default as compared to investment grade issues. Because high-yield securities are generally subordinated obligations and are perceived by investors to be riskier than higher rated securities, their prices tend to fluctuate more than higher rated securities and are affected by short-term credit developments to a greater degree. High-yield securities are subject to greater market fluctuations and risk of loss than securities with higher investment ratings. A reduction in an issuer's creditworthiness may result in the bankruptcy of an issuer or the default by an issuer on the interest and principal payments. The market for high-yield securities is smaller and less liquid than that for investment grade securities.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports, and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and daily net asset value, as well as other information are available at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.